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                                                                EXHIBIT 21.1


        EOP Operating Limited Partnership, a Delaware limited partnership

        Equity Office Properties Management Corp., a Delaware corporation

        In addition, the Company has interests in 90 entities which hold title or interests in the Company's Properties.